TAHOTA 泰和泰

泰和泰（北京）律师事务所

Tahota（Beijing）Law Firm

法律意见书

Legal Opinion

中国•北京•北京市朝阳区东四环中路 56 号远洋国际中心 A 座 12 层

12F, Tower A. Ocean International Center, 56 DongsihuanZhonglu,

Chaoyang District, Beijing, PRC

电话|TEL：86-10-85865151　传真|FAX：86-10-85861922

www.tahota.com

泰和泰（北京）律师事务所

Tahota（Beijing）Law Firm

法律意见书

Legal Opinion

（2022）泰律意字（宝枫生物）第1号

（2022）TLYZ(Bio-Technology) No.1

致：宝枫生物科技（北京）有限公司

To：Bao Feng Bio-Technology (Beijing) Limited

泰和泰（北京）律师事务所（以下简称"本所"）为在中华人民共和国（就本法律意见书而言，不包括香港特别行政区、澳门特别行政区及台湾地区，以下简称"中国"）注册的律师事务所并有资格就中国法律、法规或规范性文件发表法律意见。本所接受宝枫生物科技（北京）有限公司（以下简称"北京宝枫"）的委托，根据《中华人民共和国外商投资法》（以下简称"《外商投资法》"，该法由中国第十三届全国人民代表大会第二次会议于2019年3月15日通过，自2020年1月1日起施行）、《中华人民共和国外商投资法实施条例》（以下简称"《外商投资法实施条例》"，亦自2020年1月1日起施行）、《中华人民共和国公司法》（以下简称"《公司法》"）等法律、法规、规范性文件的有关规定，就《外商投资法》是否能够提供适当法律保障于中元生物科技（深圳）有限公司（以下简称"中元深圳"）的股东中元生物科技（香港）有限公司（外国投资者，以下简称"中元香港"），以及中元深圳、北京宝枫、丹东宝枫苗木科技有限公司（以下简称"丹东宝枫"）是否依法设立、存续并取得开展业务所必需的政府批准、证书出具中国法律意见书。

Tahota (Beijing) Law Firm, is legally organized and registered in the People' s Republic of China (for the sole purpose of this legal opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, hereinafter referred to as "PRC")and as such isqualified to issue an opinionon the laws, regulations or normative documents of PRC. Acting as the legal counsel for Bao Feng Bio-Technology(Beijing) Limited (hereafter referred to as "Beijing Bao Feng")in PRC, we hereby provide this legal opinion regarding whether the *Foreign Investment Law of the People's Republic of China*(hereinafter referred to as the "*Foreign Investment Law*") can provide appropriate legal protection to Zhong Yuan Bio-Technology (Hong Kong) Limited (hereafter referred to as "Zhong Yuan Hong Kong"), which is the soleshareholder of Zhong Yuan Bio-Technology (Shenzhen) Limited (hereafter referred to as "Zhong Yuan Shenzhen"), and whether Zhong Yuan Shenzhen, Beijing Bao Feng,and Dandong Bao Feng Seedling TechnologyLimited (hereafter referred to as Dandong Baofeng) are established and existing according to the relevant PRC laws, regulations or normative documents, including but not limited to *Foreign Investment Law*, which wasadopted at the second session of the 13th National People's Congress on March 15, 2019 and came into force on January 1, 2020;the *Regulations for the Implementation of the Foreign Investment Law of the People's Republic of China*(hereinafter referred to as "*Implementation Regulation of Foreign Investment Law*"), which came into force on January 1, 2020and the *Company Law of the People's Republic of China* (hereinafter referred to as the " *Company Law* ")and as such have obtained all necessary governmental approvals and licenses for business operations in the territory of PRC.

作为中国的执业律师，本所律师根据截至本法律意见书出具日现行有效且为公众所知的中国法律出具本法律意见书，且本法律意见书是基于以下条件出具：

As licensed and practicing lawyers in PRC, the opinion we provide is based on the PRC Laws currently in force and publicly available on the date before this opinionis made and is subject to the following additional requirements:

1．本法律意见书是依据出具日普遍适用、现行有效的中国法律作出，本所律师未对有关的境外法律调查，也未明示或暗示与之有关的任何观点。

1. This legal opinion is limited to the PRC laws of general application effective as of the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

2．本法律意见书的事实依据仅限于出具之日时我们所获知的与题述事宜相关的书面以及口头资料信息。

2. The factual basis of this legal opinion is limited to the written and verbal information related to the subject matter that we learned at the date of issue.

3．本法律意见书系本所律师对题述相关事项的判断，仅供北京宝枫和/或其所属集团内之中国境内和/或境外各级控股股东就题述事宜进行参考之用及向SEC 出示，不代表任何司法机关、行政机关、立法机关或相关行业监管机构的意见。

3. This legal opinion is the judgment of our lawyers on the subject matter. It is only for the reference of Beijing Baofeng and/or its controlling shareholders at all levels in China and/or overseas within its group to which it belongs and presentation

to the SEC , does not represent the opinions of any judicial authority, administrative authority, legislature or relevant industry regulatory authority.

4．本法律意见书仅供北京宝枫了解题述意见之目的使用，不得被用于其他任何目的。

4. This legal opinion is only for the purpose of Beijing Bao Feng to understand the above opinions and shall not be used for any other purpose.

5．本法律意见书的出具已得到中元深圳及其全资子公司北京宝枫、丹东宝枫如下保证：（1）他们已经提供了本所为出具本法律意见书所要求提供的原始书面材料、复印材料、承诺函、确认函或证明；（2）他们提供给本所的文件和材料是真实、准确、完整和有效的，并无隐瞒、虚假和重大遗漏之处，且文件材料为复印件、影印件的，其与原件一致和相符。

5. The issuance of this legal opinion has been guaranteed by Zhong Yuan Shenzhen and its wholly owned subsidiaries, including Beijing Bao Feng and Dandong Bao Feng on the following grounds: (1)They haveprovided the original written materials, photocopy materials, commitment letter, confirmation letter or certificate required by us to issue this legal opinion;（2）The documents and materials provided by them are true, accurate, complete and effective, and there is no concealment, falseness or major omission.The document whichare copies or photocopiesare consistent with the original ones.

6．对于本法律意见书至关重要而又无法得到独立证据支持的事实，本所依赖政府有关部门、中元深圳、北京宝枫、丹东宝枫或其他有关单位出具的证明文件，或者在相关监管部门网站和其他公开网站的查询结果作出判断。

6. With respect to any fact essential to the issuance of this legal opinion while cannot be supported with any independent evidence,we make the judgment relyingon the relevant certificates issued by the responsible departments of the Government of thePRC, Zhong Yuan Shenzhen,Beijing BaoFeng,Dandong Bao Feng and other relevant entities, or the searching results on relevant regulatory departments' websites and other public websites.

7. 未经本所律师许可，本法律意见书不得向任何第三人出示，亦不得作为证据使用。

7. This legal opinion shall not be presented to any third party or used as evidence without the permission of us.

8.本法律意见书所附英文仅供参考，本所仅对中文内容承担责任。

8. The English translation attached to this legal opinion is only for reference, and we are only responsible for the contentin Chinese.

本所律师按照律师行业公认的业务标准、道德规范和勤勉尽责精神，对出具本法律意见书依据的文件内容的真实性、准确性、完整性进行了充分的核查和验证后，出具法律意见如下：

In accordance with the observation of the commonly accepted professional standards and ethical norms of lawyers, and in the spirit of exercising our duty with utmost diligence, we have undertaken a thorough examination and verification of the conduct, and verified the authenticity, accuracy and integrity of the documents on which this legal opinion is based, and therefore issued the opinions as follows:

一、《外商投资法》能够提供适当的法律保障给中元香港或其全资子公司北京宝枫、丹东宝枫

I. The *Foreign Investment Law* can provide appropriate legal protection to Zhong Yuan Hong Kong and its wholly owned subsidiaries including Beijing Bao Feng and Dandong Bao Feng.

根据中元深圳的工商档案等资料，中元深圳的经营范围为“元宝枫种植及其产品的研发及销售；生物科技产品、保健食品的研发及销售（依法须经批准的项目，经相关部门批准后方可开展经营活动）。（以上项目不涉及外商投资准入特别管理措施）”。中元深圳的股东为中元香港，持股比例为100%，中元香港系在香港注册的有限公司。

According to the industrial and commercial archives and other data of Zhong Yuan Shenzhen, the business scope of it includes “Acer truncatumplanting and the research, development and sales of its products; Research, development and sales of biotechnology products and health food. (Projects subject to approval in accordance with the law shall be subject to approval by the relevant departments before business activities are carried out). (The above items do not involve special administrative measures for foreign investment admittance).” Zhong Yuan Hong Kong is registered in Hong Kong, which is the sole shareholder of Zhong Yuan Shenzhen and holds 100% ownership.

《外商投资法》第一章总则中规定，外国投资者取得中国境内企业的股份、股权、财产份额或者其他类似权益的投资活动，适用该法。《外商投资法实施条例》第四十八条规定，香港特别行政区、澳门特别行政区投资者在内地投资，参照《外商投资法》和该条例执行。因此《外商投资法》及《外商投资法实施条例》

中关于对外国投资者的法律保障规定适用于中元香港。国家对外商投资实行准入前国民待遇加负面清单管理制度。中国对负面清单之外的外商投资，给予国民待遇。中国依法保护外国投资者在中国境内的投资、收益和其他合法权益。经本所律师核查《外商投资准入特别管理措施（负面清单）（2021 年版）》，中元深圳的经营范围不涉及外商投资准入特别管理措施，不属于负面清单的范围。

According to the Chapter I General Provisions of the *Foreign Investment Law*, this law shall be applicable to foreign investment by foreign investors who acquires shares, equities, property shares or any other similar rights and interests of an enterprise within the territory of China. Article 48 of the *Regulations for the Implementation of the Foreign Investment Law*stipulates that investor from the Hong Kong Special Administrative Region and theMacao Special Administrative Region investing in the Mainland shall refer to the *Foreign Investment Law* and these Regulations.Therefore, the provisions regarding legal protection onforeign investors in the *Foreign Investment Law* and *Implementation Regulation*are applicable to Zhong Yuan Hong Kong. The State shall implement the management systems of pre-establishment national treatment and negative list for foreign investment.The State shall give national treatment to foreign investment beyond the negative list.The State shall protect foreign investors' investment, earnings and other legitimate rights and interests within the territory of China in accordance with the law.After checkingthe *Special Administrative Measures (Negative list) for Access of Foreign Investment (Negative List) (2021 version)*, the business scope of Zhong Yuan Shenzhenisnot involved with the Special Administrative Measures for Access of Foreign Investment, and thus shall not be included within the Negative List.

《外商投资法》第三章之"投资保护"专门规定了中国对外国投资者在征收、人民币或者外汇自由汇入、汇出、知识产权、商业秘密、生产经营活动等的保障措施。

The provisions of Chapter III "Investment Protection" of the *Foreign Investment Law*specifically stipulate the safeguard measures for foreign investors in China in terms of expropriation, freely transfer inward and outward within the territory of China in CNY or foreign currency, intellectual property rights, trade secret, production and operation activityetc.

二、中元深圳依法成立且有效存续

II. Zhong Yuan Shenzhen is legally registered and validly existing.

根据中元深圳提供的工商档案等资料，中元深圳现持有深圳市市场监督管理局核发的统一社会信用代码为91440300094340080Q的《营业执照》。中元深圳成立于2014年6月10日，注册资本为人民币（下同）1,000万元，股东为中元香港，住所为深圳市福田区福虹路世界贸易广场A座1608D，经营范围为元宝枫种植及其产品的研发及销售；生物科技产品、保健食品的研发及销售（依法须经批准的项目，经相关部门批准后方可开展经营活动）。（以上项目不涉及外商投资准入特别管理措施）。根据中元深圳的确认及本所律师核查，中元深圳现未开展相关经营活动，故未办理相关资质证书，不存在未获批准擅自开展许可项目经营的情况；中元深圳的设立及历次股权变动符合法律、法规、规范性文件的规定，中元深圳自设立以来在经营过程中不存在重大违法行为，没有出现法律、法规及公司章程规定可能导致中元深圳终止的情况；中元深圳作为一方当事人的合同、协议不存在可能导致中元深圳主体资格终止的内容；中元深圳不存在营业期

限届满、股东会决议解散、因合并或者分立、不能清偿到期债务被宣告破产、违反法律、法规被依法责令关闭等需要终止的情形。

According to the industrial and commercial files provided by Zhong Yuan Shenzhen, it now holds the business license with the unified social credit identifier of 91440300094340080Q issued by the Market Supervision and Regulation Bureau of Shenzhen Municipality. Zhong Yuan Shenzhen was registered on June 10, 2014, with registered capital of RMB 10 million (the same below).Itsshareholder is Zhong Yuan HongKong, and registered address was located at 1608D, Building A, World Trade Plaza, Fuhong Road, Futian District, Shenzhen. The business scope of Zhong Yuan Shenzhen includes Acer truncatumplanting and the research, development and sales of its products; Research, development and sales of biotechnology products and health food. (Projects subject to approval in accordance with the law shall be subject to approval by the relevant departments before business activities are carried out). (The above items do not involve special administrative measures for foreign investment admittance). According to the confirmation of Zhong Yuan Shenzhen and our check, since Zhong Yuan Shenzhen has not carried out relevant business activities, it has not applied for the relevant qualification certificates, and there is no case of unauthorized operation of licensed projects without approval. The establishmentof Zhong Yuan Shenzhen and the previous ownership changes are in compliance with the laws, regulations and regulatory documents. Since its establishment, Zhong Yuan Bio-Technology (Shenzhen) Limited has not committed any major illegal acts during the operation. There isno situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Zhong Yuan Shenzhen. There is no content in the contract or agreement between Zhong Yuan Shenzhen as a party that

may cause the termination of its subject qualification. Zhong Yuan Shenzhen does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信息公示系统查询，中元深圳的登记状态为存续（在营、开业、在册），不存在严重违法信息、行政处罚信息和经营异常信息。

According to the searches in the National Enterprise Credit Information Publicity System, the registration status of Zhong Yuan Shenzhen is going concern (in operation, open for business and regist), and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为，中元深圳系依据中国法律设立且合法存续的有限责任公司。

In conclusion, we believe that Zhong Yuan Shenzhen is a limited liability company incorporated and validly existed under the PRC laws.

三、北京宝枫依法成立且有效存续

III. Beijing Bao Feng is legally established and validly existing.

根据北京宝枫提供的资料，北京宝枫现持有北京市顺义区市场监督管理局核发的统一社会信用代码为9111011705362938X8 的《营业执照》。北京宝枫成立于 2012 年 8 月 30 日，注册资本为 1,000 万元，股东为中元深圳，北京市顺义区临空经济核心区安祥街 10 号院 3 号楼 5 层 525 室，经营范围为生物技术推广服务、技术开发及转让、技术咨询；技术检测；种植苗木、花卉；园林绿化；销售

日用品、办公用品、电子产品、工艺美术品、化妆品、苗木、花卉、不再分装的包装种子、新鲜水果、新鲜蔬菜、低毒低残留农药、化肥、机械设备、医疗器械I类、电子元器件、计算机硬件及辅助设备；货物进出口、技术进出口；会议服务；承办展览展示；组织文化艺术交流活动；健康咨询（须经审批的诊疗活动除外）；软件开发；市场调查；市场营销策划；销售食品。（市场主体依法自主选择经营项目，开展经营活动；销售食品以及依法须经批准的项目，经相关部门批准后依批准的内容开展经营活动；不得从事国家和本市产业政策禁止和限制类项目的经营活动）。根据北京宝枫的确认及本所律师核查，北京宝枫现已取得《食品经营许可证》并在其经营资质许可范围内从事业务，不存在未获批准擅自开展许可项目经营的情况，其设立符合法律、法规、规范性文件的规定，北京宝枫自设立以来在经营过程中不存在重大违法行为，没有出现法律、法规及公司章程规定可能导致北京宝枫终止的情况；北京宝枫作为一方当事人的合同、协议不存在可能导致北京宝枫主体资格终止的内容；北京宝枫不存在营业期限届满、股东会决议解散、因合并或者分立、不能清偿到期债务被宣告破产、违反法律、法规被依法责令关闭等需要终止的情形。

According to the informationprovided by Beijing Bao Feng, it now holds the business license with the unified social credit identifier of 9111011705362938X8 issued by the Market Supervision and Regulation Bureau of ShunyiDistrict.Beijing Bao Feng was registered on August 30, 2012 with registered capital of 10 million yuan. Itsshareholder is Zhong Yuan Shenzhen. The registered address of the company was located atRoom 525, 5F 3Building, 10Anxiang Street, Linkong Economic Core Area, Shunyi District, Beijing. Itsbusiness scope includesbiotechnology promotion service,technology development and transfer,technical consultation;technical detection;planting seedlings and flowers;garden greening;sales of daily necessities,

office supplies, electronic products, arts and crafts, cosmetics, seedlings, flowers, no longer packed Packaging seeds, fresh fruits, fresh vegetables, low-toxicity and low-residue pesticides, fertilizers, mechanical equipment, class I medical devices, electronic components and parts, computer hardware and auxiliary equipment; import and export of goods, technology import and export; meeting service; undertake the exhibition and display,Organizational culture and art exchange activities; health consultation (except for approved diagnosis and treatment activities); software development; market research; marketing planning; foodssales,(Market Enterprises independently select business items and carry out business activities in accordance with the law）; food salesand items that require approval in accordance with the law, carry out business activities in accordance with approved content after approval by relevant departments(shall not engage in business activities prohibited or restricted by industrial policies of this Municipality）.According to the confirmation of Beijing Bao Feng and our check, Bao Feng Bio-Technology (Beijing) LimitedhasobtainedtheFood Business License and engaged in business operation within its business scope,and there is no case of unauthorized operation of licensed projects without approval. The establishmentof Beijing Bao Feng is in compliance with the laws, regulations and regulatory documents. Since its establishment, Beijing Bao Feng has not committed any major illegal acts in the business process. There is no situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Beijing Bao Feng. There is no content in the contract or agreement between Beijing Bao Feng as a party that may cause the termination of its subject qualification. Beijing Baofeng does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution

of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信息公示系统查询，北京宝枫的登记状态为开业，不存在严重违法信息、行政处罚信息和经营异常信息。

According to the search results in the National Enterprise Credit Information Publicity System, the registration status of Beijing Bao Feng is going concern, and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为，北京宝枫系依据中国法律设立且合法存续的有限责任公司。

In conclusion, we believe that Beijing Bao Feng is a limited liability company incorporated and validly existed under the PRC laws.

四、丹东宝枫依法成立且有效存续

IV. Dandong Bao Feng is legally registered and validly existing.

根据丹东宝枫提供的工商档案等资料，丹东宝枫现持有宽甸满族自治县市场监督管理局核发的统一社会信用代码为91210624MA0YGFHG56的《营业执照》。丹东宝枫成立于2019年3月11日，注册资本为人民币100万元，股东为北京宝枫，住所为辽宁省丹东市宽甸满族自治县长甸镇长甸城村十一组，经营范围为树木、花卉、种子、日用品、化妆品销售；苗木种植、育种、育苗、研发；苗木种植技术开发、技术推广、技术咨询、技术服务、技术转让；会议、展示、展览服务；组织文化交流活动（依法须经批准的项目，经相关部门批准后方可开展经营活动）。根据丹东宝枫的确认及本所律师核查，丹东宝枫主要从事元宝枫育苗的

研究、开发和种植，不存在未获批准擅自开展许可项目经营的情况；丹东宝枫的设立及历次股权变动符合法律、法规、规范性文件的规定，丹东宝枫自设立以来在经营过程中不存在重大违法行为，没有出现法律、法规及公司章程规定可能导致丹东宝枫终止的情况；丹东宝枫作为一方当事人的合同、协议不存在可能导致丹东宝枫主体资格终止的内容；丹东宝枫不存在营业期限届满、股东会决议解散、因合并或者分立、不能清偿到期债务被宣告破产、违反法律、法规被依法责令关闭等需要终止的情形。

According to the industrial and commercial files provided by Dandong Bao Feng, itnow holds the business license with the unified social credit identifier of 91210624MA0YGFHG56 issued by the Market Supervision and Regulation Bureau of Kuandian Manchu Autonomous County. Dandong Bao Feng was registered on March11, 2019, with registered capital of RMB 1 million.Itsshareholder is Beijing Bao Feng. The registered address of the company was located atGroup 11, Changdiancheng Village, Changdian Town, Kuandian Manchu Autonomous County, Dandong City, LiaoningProvince.Itsbusiness scope includessales of trees, flowers, seeds, daily necessities, cosmetics; seedling planting, breeding, nursery, research and development; seedling planting technology development, technology promotion, technical consultation, technical services, technology transfer; conference, display, exhibition services; organization of cultural exchange activities(Projects subject to approval in accordance with the law shall be subject to approval by the relevant departments before business activities are carried out). According to the confirmation of Dandong Bao Feng and our check, since Dandong Bao Feng is mainlyengaged in the research, development and growing of acer truncatum seeds, there is no case of unauthorized operation of licensed projects without approval. The establishmentof

Dandong Bao Feng and the previous ownershipchanges are in compliance with the laws, regulations and regulatory documents. Since its establishment, Dandong Bao Feng has not committed any major illegal acts during the operation. There is no situation regulated in the laws, regulations and regulatory documents which may lead to the termination of Dandong Bao Feng. There is no content in the contract or agreement between Dandong Bao Feng as a party that may cause the termination of its subject qualification. Dandong Bao Feng does not have any circumstances below which may cause its termination such as the expiration of the business period, the dissolution of the shareholders' meeting, the declaration of bankruptcy due to merger or division, the inability to pay off due debts, and the violation of laws and regulations.

根据本所律师于国家企业信用信息公示系统查询，丹东宝枫的登记状态为存续（在营、开业、在册），不存在严重违法信息、行政处罚信息和经营异常信息。

According to the searches in the National Enterprise Credit Information Publicity System, the registration status of Dandong Bao Feng Seedling Technology Limited is going concern (in operation, open for business and regist), and there is no serious illegal information, administrative punishment and the abnormal operation of the company.

综上，本所律师认为，丹东宝枫系依据中国法律设立且合法存续的有限责任公司。

In conclusion, we believe that Dandong Bao Feng is a limited liability company incorporated and validly existed under the PRC laws.

五、关于网络安全审查

V. Regarding the Cyber Security Review

1、根据《网络安全审查办法》（2021 年修订）（2022 年 2 月 15 日生效）第二条规定："关键信息基础设施运营者采购网络产品和服务，网络平台运营者开展数据处理活动，影响或者可能影响国家安全的，应当按照本办法进行网络安全审查。……"。

1. According to Article 2 of *Cybersecurity Review Measures (2021)* (which was come into force on February 15, 2022),the purchase of network products and services by critical information infrastructure operator and the data processing activities carries out online platform operators, which affects or may affect national security, shall be subject to cybersecurity review in accordance with the present measures.

第七条规定："掌握超过 100 万用户个人信息的网络平台运营者赴国外上市，必须向网络安全审查办公室申报网络安全审查"。

Article 7 stipulates that to go public abroad, an online platform operator who possesses the personal information of more than 1 million users shall declare to the Office of Cybersecurity Review for cybersecurity review.

2、《中华人民共和国网络安全法》第三十五条规定："关键信息基础设施的运营者采购网络产品和服务，可能影响国家安全的，应当通过国家网信部门会同国务院有关部门组织的国家安全审查"。

2. According to Article 35 of the *Cybersecurity Law of the People's Republic of China*, any purchase of network products and services by the operator of critical information infrastructure that may threaten the national security is subject to the

national security review conducted by the CAC together with competent departments of the State Council.

根据中元深圳、北京宝枫、丹东宝枫的确认并经本所律师核查，香港中元之境内子公司从事的业务不属于上述法律法规规定需要进行网络安全审查的范围，其在中国大陆开展的现有业务不需要经中国大陆相关政府网络安全审查部门进行事先的网络安全审查后才能开展。同时，也不属于《外商投资准入特别管理措施（负面清单）（2021 年版）》规定的范围。

According to the confirmation of Zhong Yuan Shenzhen， Beijing Baofeng,Dandong Baofengand our check, the operations of the subsidiaries of Zhong Yuan Hong Kong within the territory of China are not within the scope of cybersecurity review defined by the articles above. The prerequisite approvals are not required when commencing the business operations within the territory of China. Meanwhile, the case is not within the scope defined by the *Special Administrative Measures (Negative list) for Access of Foreign Investment(Negative List) (2021 version)*.

六、关于中国证监会备案事宜

VI. Regarding the Recordal Before China Securities Regulatory Commission (CSRC)

2021 年 12 月 24 日，中国证券监督管理委员会发布《关于就〈国务院关于境内企业境外发行证券和上市的管理规定（草案征求意见稿）〉公开征求意见的通知》和《境内公司境外发行证券和上市备案管理办法（征求意见稿）》，强调境内企业境外发行上市的，应当严格遵守国家法律、法规和有关规定，建立健全

保密制度，采取必要措施落实保密责任，不得泄露国家秘密，不得损害国家安全和公共利益。境内企业境外发行上市涉及向境外提供个人信息和重要数据的，应当符合国家法律、法规和有关规定。经国务院有关主管部门依法审查认定，境外发行上市威胁或危害国家安全的，不得境外发行上市。

On December 24, 2021, the China Securities Regulatory Commission (CSRC) issued the *Notification on Soliciting Public Opinions on the Administrative Provisions of The State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft For Soliciting Public Opinions)* and the *Administrative Measures for Archival Filing of Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Soliciting Public Opinions)*, which emphasize that the domestic enterprises issuing and listing overseas shall strictly abide by the laws, regulations and relevant provisions of PRC, establish and improve the confidentiality system, take necessary measures to fulfill the confidentiality responsibilities and shall not divulge state secrets or harm national security and public interests. If the personal information or some important data should be provided during the overseas issuance and listing of the domestic enterprises, it shall comply with the laws, regulations and relevant provisions of PRC. No overseas issuance and listing shall be permitted if it threatens or endangers national security after the examination and determination of the relevant department of the State Council.

但上述二项法规目前还未生效，香港中元之境内子公司如现时进行境外发行证券和上市不需要事先向中国证监会进行备案并得到核准。但本所提请公司随时关注上述二项法规的颁布，且无论备案与否，均需要严格遵守中国大陆各项法律法规从事生产经营活动。

However, since the two regulations above have not come into force yet, the overseas stock issuance and IPO of the subsidiaries of Zhong Yuan Hong Kong do not require recordal and approval by CSRSbeforehand. The company shall pay close attention to the enactment of the two regulations and strictly stick to the relevant laws and regulations of PRC in business operation no matter whether or notrecordal is required.

七、结论

综上所述，本所律师认为，《外商投资法》能够提供适当的法律保障给中元香港，中元深圳、北京宝枫、丹东宝枫依法设立且有效存续。

To sum up, we believe that the *Foreign Investment Law of the People's Republic of China* can provide appropriate legal protection to Zhong Yuan HongKong, and Zhong Yuan Shenzhen, Beijing Bao Feng as well asDandong Bao Feng are legally registered and validly existing according to PRC laws.

中元深圳、北京宝枫、丹东宝枫在中国开展现有业务不需要进行网络安全审查；其开展现有业务不需要中国证监会批准；其现有业务不属于外商投资限制的范围；北京宝枫、丹东宝枫目前持有营业执照或食品经营许可证，除此之外，其经营现有业务不需要其他许可、授权、批准。

Zhong Yuan Shenzhen ,Beijing Bao Feng and Dandong Bao Feng do not require cybersecurity review to conduct existing business in China; Their existing business does not require approval from the CSRC; Their existing business does not fall within any scope of restrictions on foreign investment. Beijing Bao Feng and Dandong Bao

Feng currently hold business license or food business permit. In addition, they do not need other licenses, authorizations and approvals to operate their existing businesses.

本法律意见书经本所盖章及本所律师签字后生效，本法律意见书正本三份，具有同等法律效力。

This proposal is effective after being sealed by the firm and signed by us. The three originals of this proposal are of equal legal effect.

（本页无正文，为《泰和泰（北京）律师事务所法律意见书》签字盖章页）

泰和泰（北京）律师事务所

负责人：沈志君

沈志君

经办律师：许军利

许军利 律师

经办律师：殷庆莉

殷庆莉 律师

2022年05月09日